EXHIBIT 99.3
AVINTIV INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
In thousands, except share data	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$194,081	$178,491
Accounts receivable, net	234,532	247,727
Inventories, net	141,190	173,701
Deferred income taxes	13,159	16,776
Other current assets	68,170	89,121
Total current assets	651,132	705,816
Property, plant and equipment, net of accumulated depreciation of $297,423 and $230,681, respectively	816,813	870,230
Goodwill	199,842	220,554
Intangible assets, net	173,011	178,911
Deferred income taxes	19,687	18,231
Other noncurrent assets	33,874	41,431
Total assets	$1,894,359	$2,035,173
LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$34,477	$17,665
Accounts payable and accrued liabilities	261,671	321,313
Income taxes payable	17,333	9,636
Deferred income taxes	10,856	10,217
Current portion of long-term debt	27,108	31,892
Total current liabilities	351,445	390,723
Long-term debt	1,484,215	1,433,283
Deferred purchase price	30,507	42,440
Deferred income taxes	58,092	36,223
Other noncurrent liabilities	60,737	67,124
Total liabilities	1,984,996	1,969,793
Commitments and contingencies
Redeemable noncontrolling interest	62,960	89,181
Shareholders’ equity:
Common stock — par value $0.01; 1,000,000 authorized shares; 292,491 shares issued and outstanding September 30, 2015 and at December 31, 2014	3	3
Additional paid-in capital	285,986	277,245
Accumulated deficit	(353,757)	(242,439)
Accumulated other comprehensive income (loss)	(86,045)	(59,164)
Total AVINTIV Inc. shareholders' equity (deficit)	(153,813)	(24,355)
Noncontrolling interest	216	554
Total equity (deficit)	(153,597)	(23,801)
Total liabilities and equity	$1,894,359	$2,035,173

See accompanying Notes to Consolidated Financial Statements.

AVINTIV INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
In thousands	Nine Months Ended September 30, 2015	Nine Months Ended September 27, 2014
Net sales	$1,358,936	$1,360,495
Cost of goods sold	(1,053,187)	(1,118,952)
Gross profit	305,749	241,543
Selling, general and administrative expenses	(194,661)	(185,499)
Special charges, net	(23,754)	(47,868)
Other operating, net	6,773	(2,658)
Operating income (loss)	94,107	5,518
Other income (expense):
Interest expense	(82,138)	(67,605)
Debt modification and extinguishment costs	(13,004)	(15,725)
Foreign currency and other, net	(86,839)	(11,626)
Income (loss) before income taxes	(87,874)	(89,438)
Income tax (provision) benefit	(24,336)	850
Net income (loss)	(112,210)	(88,588)
Less: Earnings attributable to noncontrolling interest and redeemable noncontrolling interest	(892)	(4,216)
Net income (loss) attributable to AVINTIV Inc.	$(111,318)	$(84,372)

Statement of Comprehensive Income (Loss):
Net income (loss)	$(112,210)	$(88,588)
Other comprehensive income (loss):
Currency translation, net of tax	(45,212)	(28,818)
Employee postretirement benefits, net of tax	—	—
Other comprehensive income (loss), net of tax	(45,212)	(28,818)
Comprehensive income (loss)	(157,422)	(117,406)
Less: Comprehensive income (loss) attributable to noncontrolling interest and redeemable noncontrolling interest	(19,223)	(3,994)
Comprehensive income (loss) attributable to AVINTIV Inc.	$(138,199)	$(113,412)

See accompanying Notes to Consolidated Financial Statements.

AVINTIV INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(UNAUDITED)

AVINTIV Inc. Shareholders' Equity
In thousands
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total AVINTIV Inc. Shareholders' Equity (Deficit)	Noncontrolling Interest	Total Equity (Deficit)
	Shares	Amount
Balance - December 31, 2014	292	$3	$277,245	$(242,439)	$(59,164)	$(24,355)	$554	$(23,801)
Net income (loss)	—	—	—	(111,318)	—	(111,318)	(321)	(111,639)
Periodic adjustment to redemption value	—	—	7,336	—	—	7,336	—	7,336
Share-based compensation	—	—	1,405	—	—	1,405	—	1,405
Currency translation, net of tax	—	—	—	—	(26,881)	(26,881)	(17)	(26,898)
Balance - September 30, 2015	292	$3	$285,986	$(353,757)	$(86,045)	$(153,813)	$216	$(153,597)

See accompanying Notes to Consolidated Financial Statements.

AVINTIV INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

In thousands	Nine Months Ended September 30, 2015	Nine Months Ended September 27, 2014
Operating activities:
Net income (loss)	$(112,210)	$(88,588)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Debt modification and extinguishment costs	13,004	15,725
Deferred income taxes	8,802	(1,154)
Depreciation and amortization expense	93,939	88,288
Asset impairment charge	—	6,851
Inventory step-up	32	7,279
Accretion of deferred purchase price	2,689	1,355
(Gain) loss on financial instruments	3,490	(6,912)
(Gain) loss on sale of assets, net	(3,036)	159
Non-cash compensation	1,405	1,569
Changes in operating assets and liabilities:
Accounts receivable	2,363	(21,978)
Inventories	24,232	(6,677)
Other current assets	9,094	(1,314)
Accounts payable and accrued liabilities	(58,304)	(13,481)
Other, net	83,862	30,936
Net cash provided by (used in) operating activities	69,362	12,058
Investing activities:
Purchases of property, plant and equipment	(53,359)	(53,809)
Proceeds from sale of assets	5,094	2,635
Acquisition of intangibles and other	(545)	(182)
Acquisitions, net of cash acquired	(58,158)	(356,039)
Net cash provided by (used in) investing activities	(106,968)	(407,395)
Financing activities:
Proceeds from long-term borrowings	282,308	628,152
Proceeds from short-term borrowings	43,086	21,594
Repayment of long-term borrowings	(229,822)	(121,070)
Repayment of short-term borrowings	(24,995)	(8,222)
Loan acquisition costs	(3,271)	(21,289)
Debt modification and extinguishment costs	(7,750)	(4,055)
Issuance of common stock	—	750
Net cash provided by (used in) financing activities	59,556	495,860
Effect of exchange rate changes on cash	(6,360)	(3,904)
Net change in cash and cash equivalents	15,590	96,619
Cash and cash equivalents at beginning of period	178,491	86,064
Cash and cash equivalents at end of period	$194,081	$182,683

Supplemental disclosures of cash flow information:
Cash payments for interest	$85,633	$72,044
Cash payments (receipts) for taxes, net	$9,488	$6,352

See accompanying Notes to Consolidated Financial Statements.

AVINTIV INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1.  Description of Business

AVINTIV Inc. (“AVINTIV”), a Delaware corporation, and its consolidated subsidiaries (the “Company”) is a leading global innovator and manufacturer of specialty materials for use in a broad range of products that make the world safer, cleaner and healthier.  The Company has one of the largest global platforms in the industry, with a total of 23 manufacturing and converting facilities located in 14 countries throughout the world.  The Company operates through four reportable segments: North America, South America, Europe and Asia, with the main sources of revenue being the sales of primary and intermediate products to consumer and industrial markets.

Note 2.  Basis of Presentation

The accompanying consolidated financial statements reflect the consolidated operations of the Company and have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) as defined by the Financial Accounting Standards Board (“FASB”) within the FASB Accounting Standards Codification (“ASC”).  In the opinion of management, the accompanying consolidated financial statements contain all adjustments, which include normal recurring adjustments, necessary to present fairly the consolidated results for the periods presented.  Certain reclassifications of amounts reported in prior periods have been made to conform with the current period presentation.

On January 28, 2011, pursuant to an Agreement and Plan of Merger, dated as of October 4, 2010, the Company was acquired by affiliates of Blackstone Capital Partners V L.P. (“Blackstone”), along with certain members of the Company's management, (the “Blackstone Merger”), for an aggregate purchase price valued at $403.5 million, excluding the repayment of pre-acquisition indebtedness.  The Blackstone Merger was recorded using the acquisition method of accounting in accordance with the accounting guidance for business combinations.  Effective June 5, 2015, the Company's corporate name was changed from “PGI Specialty Materials, Inc.” to “AVINTIV Inc.”

On December 11, 2014, the Board of Directors of the Company approved a change in the Company's fiscal year-end to a calendar year ending on December 31, effective with the fiscal year 2014.  The change was made on a prospective basis and prior periods were not adjusted.  Historically, the Company's fiscal years were based on a 52/53 week period ending on the Saturday closest to each December 31, such that each quarterly period was 13 weeks in length.  Under the guidance provided by the SEC, the change was not deemed a change in fiscal year for purposes of financial reporting.

On July 31, 2015, the Company announced that it had entered into a merger agreement pursuant to which a subsidiary of Berry Plastics Group, Inc. (“Berry Plastics”) would merge with and into AVINTIV Inc., with AVINTIV Inc. surviving the merger (the "Berry Merger").  The merger consideration is approximately $2.45 billion in cash on a debt-free, cash-free basis.  The proposed transaction, which is subject to customary closing conditions, is expected to close on October 1, 2015.  Berry Plastics, a company traded on the New York Stock Exchange, is a leading global manufacturer and marketer of value-added plastic consumer packaging and engineered materials.  Headquartered in Evansville, Indiana, Berry Plastics serves over 13,000 customers, ranging from large multinational corporations to small businesses.

Note 3.  Recent Accounting Pronouncements

The FASB ASC is the sole source of authoritative GAAP other than SEC issued rules and regulations that apply only to SEC registrants.  The FASB issues an Accounting Standard Update ("ASU") to communicate changes to the codification.  The Company considers the applicability and impact of all ASU's.  The followings are those ASU's that are relevant to the Company.

In September 2015, the FASB issued ASU No. 2015-16, "Business Combinations (Topic 805): Simplifying the Accounting for Measurement Period Adjustments" (ASU 2015-16) which eliminates the requirement for an acquirer in a business combination to account for measurement period adjustments retrospectively.  As a result, adjustments to provisional amounts that are identified during the measurement period are recognized in the reporting period in which the adjustment amounts are determined.  ASU 2015-16 is effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years, with early adoption permitted.  The Company does not expect that the adoption of this guidance will have a material effect on its financial statements.

In July 2015, the FASB issued ASU No. 2015-11, "Inventory (Topic 330): Simplifying the Measurement of Inventory" (ASU 2015-11).  ASU 2015-11 requires that inventory within the scope of the standard be measured at the lower of cost and net realizable value.  Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation.  The amendments in this update do not apply to inventory measured using last-in, first-out or the retail inventory method.  The amendments apply to all other inventory, which includes inventory measured using the first-in, first-out or average cost method.  ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, with early adoption permitted.  The Company does not expect that the adoption of this guidance will have a material effect on its financial statements.

In April 2015, the FASB issued ASU No. 2015-03, “Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” (ASU 2015-03) which requires an entity to present debt issuance costs related to a recognized debt liability in the balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts.  The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update.  ASU 2015-03 is effective on a retrospective basis for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years beginning after December 15, 2016.  The adoption of this guidance concerns presentation only and will not have any impact on the Company’s financial results.

In January 2015, the FASB issued ASU No. 2015-01, "Income Statement - Extraordinary and Unusual Items" ("ASU 2015-01") which eliminates from GAAP the concept of extraordinary items.  Under the new guidance, an event or transaction that meets the criteria for extraordinary classification is segregated from the results of ordinary operations and shown as a separate item in the income statement, net of tax.  In addition, certain other related disclosures are required.  ASU 2015-01 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015.  Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption.  The Company does not expect that the adoption of this guidance will have a material effect on its financial results.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern” (“ASU 2014-15”).  The new guidance addresses management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures.  Substantial doubt is defined as an indication that it is probable that an entity will be unable to meet its obligations as they become due within one year after the date that financial statements are issued.  Management’s evaluation should be based on relevant conditions or events, considered in the aggregate, that are known and reasonably knowable at the date that the financial statements are issued.  ASU 2014-15 is effective prospectively for reporting periods beginning after December 15, 2016, with early adoption permitted.    The Company does not expect that the adoption of this guidance will have a material effect on its financial results.

In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers" ("ASU 2014-09"), which creates a comprehensive, five-step model for revenue recognition that requires a company to recognize revenue to depict the transfer of promised goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services.  Under the new guidance, a company will be required to use more judgment and make more estimates when considering contract terms as well as relevant facts and circumstances when identifying performance obligations, estimating the amount of variable consideration in the transaction price and allocating the transaction price to each separate performance obligation.  In addition, ASU 2014-09 enhances disclosures about revenue, provides guidance for transactions that were not previously addressed comprehensively and improves guidance for multiple-element arrangements.  ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016 and allows for either full retrospective or modified retrospective adoption.  Early application is not permitted.  The Company is currently evaluating the impact of adopting ASU 2014-09 on its financial results.  On July 9, 2015, the FASB agreed to delay the effective date by one year.  In accordance with the agreed upon delay, the new standard is effective for annual reporting periods beginning after December 15, 2017.  Early adoption is permitted, but not before the original effective date of the standard.  The new standard is required to be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying it recognized at the date of initial application.

Note 4.  Acquisitions

Providência Acquisition

On January 27, 2014, the Company announced that PGI Polímeros do Brazil, a Brazilian corporation and wholly-owned subsidiary of the Company ("PGI Acquisition Company"), entered into a Stock Purchase Agreement with Companhia Providência Indústria e Comércio, a Brazilian corporation ("Providência") and certain shareholders named therein.  Pursuant to the terms and subject to the conditions of the Stock Purchase Agreement, PGI Acquisition Company agreed to acquire a 71.25% controlling interest in Providência (the “Providência Acquisition”).  Providência is a leading manufacturer of nonwovens primarily used in hygiene applications as well as industrial and healthcare applications.  Based in Brazil, Providência has three locations, including one in the United States.

 The Providência Acquisition was completed on June 11, 2014 (the "Providência Acquisition Date") for an aggregate purchase price of $424.8 million and funded with the proceeds from borrowings under an incremental term loan amendment to the Company's existing Senior Secured Credit Agreement as well as the proceeds from the issuance of $210.0 million of 6.875% Senior Unsecured Notes due in 2019.

  The components of the purchase price are as follows:

In thousands	Consideration
Cash consideration paid to selling shareholders	$188,117
Cash consideration deposited into escrow	8,252
Deferred purchase price	47,931
Debt repaid	180,532
Total consideration	$424,832

Total consideration paid included $47.9 million of deferred purchase price (the "Deferred Purchase Price").  The Deferred Purchase Price is held by the Company and relates to certain unaccrued tax claims of Providência (the "Providência Tax Claims").  The Deferred Purchase Price is denominated in Brazilian Reals (R$) and accretes at a rate of 9.5% per annum compounded daily.  If the Providência Tax Claims are resolved in the Company's favor, the Deferred Purchase Price will be paid to the selling shareholders.  However, if the Company or Providência incur actual tax liability in respect to the Providência Tax Claims, the amount of Deferred Purchase Price owed to the selling shareholders will be reduced by the amount of such actual tax liability.  The Company will be responsible for any actual tax liability in excess of the Deferred Purchase Price and the cash consideration deposited into escrow.  Based on the Company's best estimate, resolution of the Providência Tax Claims is expected to take longer than a year.  As a result, the Deferred Purchase Price is classified as a noncurrent liability with accretion recognized within Interest expense.

As required by Brazilian law, PGI Acquisition Company filed a mandatory tender offer registration request with the Securities Commission of Brazil (Comissão de Valores Mobiliários or the “CVM”) in order to launch, as required by Brazilian law, after the CVM's approval, a tender offer to acquire the remaining 28.75% of the outstanding capital stock of Providência that is currently held by the minority shareholders (the “Mandatory Tender Offer”).  Once the Mandatory Tender Offer is approved and launched, the minority shareholders have the right, but not the obligation, to sell their remaining outstanding capital stock of Providência.  Given such right of the minority shareholders, the Company determined that ASC 480, "Distinguishing Liabilities from Equity" ("ASC 480") requires the noncontrolling interest to be presented as mezzanine equity on the Consolidated Balance Sheets and adjusted to its estimated maximum redemption amount at each balance sheet date.  Refer to Note 14, "Redeemable Noncontrolling Interest" for further information on the accounting of the redeemable noncontrolling interest.

On September 11, 2015, after final approval of the CVM, PGI Acquisition Company launched the Mandatory Tender Offer.    The price per share offered to be paid to the minority shareholders is substantially the same as the price per share paid to the selling shareholders upon acquisition of control of Providência, including a portion allocated to deferred purchase price and escrow.  In addition, the minority shareholders have the opportunity to elect an alternative price structure with no deferred purchase price or escrow.  Prior to the launch, minority shareholders holding approximately 74% of the total shares held by all minority shareholders entered into a tender offer participation agreement pursuant to which they agreed to accept the alternative price structure.  If the remaining minority shareholders elect the alternative price structure associated with the Mandatory Tender Offer, the minority shareholders will not be responsible for any potential tax liability associated with the Providência Tax Claims.

The Providência Acquisition was recorded using the acquisition method of accounting in accordance with the accounting guidance for business combinations.  As a result, the total purchase price was allocated to assets acquired and liabilities assumed based on the preliminary estimate of fair market value of such assets and liabilities at the Providência Acquisition Date.  Any excess of the purchase price is recognized as goodwill, which is not expected to be deductible for tax purposes.  During the second quarter of 2015, the Company finalized its fair market value estimates of assets acquired and liabilities assumed.  The Company did not record any material measurement period adjustments related to the Providência Acquisition during the six months ended June 30, 2015.

Pro Forma Information

The following unaudited pro forma information for the nine months ended September 27, 2014 assumes the acquisition of Providência occurred as of the beginning of 2013.
In thousands	Nine Months Ended September 27, 2014
Net sales	$1,506,259
Net income (loss)	(113,402)

The unaudited pro forma information does not purport to be indicative of the results that actually would have been achieved had the operations been combined during the periods presented, nor is it intended to be a projection of future results or trends.  Net sales and Operating income (loss) attributable to Providência was $212.2 million and $31.9 million for the nine months ended September 30, 2015.

Dounor Acquisition

On March 25, 2015, the Company announced that PGI France Holdings SAS, a wholly-owned subsidiary of the Company, entered into an agreement to acquire Dounor SAS (“Dounor”) for a purchase price of $59.6 million.  The acquisition was completed on April 17, 2015 and funded through the Company's Senior Secured Credit Agreement, as amended.  Located in France, Dounor is a manufacturer of specialty materials used in the hygiene, healthcare and industrial applications.

The acquisition of Dounor was recorded using the acquisition method of accounting in accordance with the accounting guidance for business combinations.  As a result, the total purchase price was allocated to assets acquired and liabilities assumed based on the preliminary estimate of fair market value of such assets and liabilities at the date of acquisition.  Any excess of the purchase price is recognized as goodwill, which is not expected to be deductible for tax purposes.  The Company has not completed the detail valuation work necessary to finalize its valuation of assets acquired and liabilities assumed.  Additional information related to acquired intangible assets, property, plant and equipment as well as the accounting for certain tax matters is still pending.  As a result, current amounts recorded are subject to adjustment as the Company finalizes its analysis.  The Company expects to complete its final purchase price allocation during the fourth quarter of 2015.

The preliminary allocation of the purchase price is as follows:

In thousands	April 17, 2015
Cash	$1,403
Accounts receivable	12,845
Inventory	2,354
Other current assets	1,499
Total current assets	18,101

Property, plant and equipment	45,363
Goodwill	15,130
Intangible assets	14,922
Other noncurrent assets	998
Total assets acquired	$94,514

Current liabilities	$19,634
Deferred income taxes	14,869
Other noncurrent liabilities	451
Total liabilities assumed	$34,954
Net assets acquired	$59,560

Cash, accounts receivable and current liabilities were stated at their historical carrying values, which approximate fair value, given the short-term nature of these assets and liabilities.  The preliminary estimate of fair value for inventories was based on computations which considered many factors including the estimated selling price of the inventory, the cost to dispose of the inventory as well as the replacement cost of the inventory, where applicable.  As a result, the Company increased the carrying value of inventory by less than $0.1 million.  The preliminary estimate of fair value for property, plant and equipment was based on management's assessment of the acquired assets condition, as well as an evaluation of the current market value for such assets.  In addition, the Company also considered the length of time over which the economic benefit of these assets is expected to be realized and adjusted the useful life of such assets accordingly as of the valuation date.  As a result, the Company increased the carrying value of property, plant and equipment by $19.6 million.

The Company recorded an intangible asset, which consisted of a finite-lived customer relationships intangible asset with an estimated fair value of $5.5 million.  The valuation was determined using an income approach methodology using the multi-period excess earnings method.  The average estimated useful life of the intangible asset is considered to be 6.5 years, determined based upon various accounting studies, historical acquisition experience, economic factors and future cash flows.  The Company preliminarily allocated $6.2 million to a finite-lived patent associated with its PPLZ technology.  The valuation was determined using an income approach methodology using the multi-period excess earnings method.  The average estimated useful life of the patent was determined based on the contractual end of its legal life.  In addition, the Company preliminarily allocated $3.2 million to a finite-lived patent associated with its Softtech technology.  The valuation was determined using an income approach methodology using the relief-from-royalty method.  The average estimated useful life of the patent was determined based on the contractual end of its legal life.  The excess of the purchase price over the amounts allocated to specific assets and liabilities is included in goodwill and has been allocated to the Europe segment.  The premium in the purchase price paid for the acquisition of Dounor reflects the anticipated realization of operational and cost synergies.

Net sales and Operating income (loss) attributable to Dounor since the date of acquisition was $39.9 million and $3.7 million. In light of the size of Dounor, the expected costs and perceived benefits, presenting pro forma financial information of the combined entity under U.S. GAAP would involve undue cost and effort.

Note 5.  Accounts Receivable Factoring Agreements

In the ordinary course of business, the Company may utilize accounts receivable factoring agreements with third-party financial institutions in order to accelerate its cash collections from product sales.  In addition, these agreements provide the Company with the ability to limit credit exposure to potential bad debts, to better manage costs related to collections as well as to enable customers to extend their credit terms.  These agreements involve the ownership transfer of eligible trade accounts receivable, without recourse or discount, to a third party financial institution in exchange for cash.

The Company accounts for these transactions in accordance with ASC 860, "Transfers and Servicing" ("ASC 860").  ASC 860 allows for the ownership transfer of accounts receivable to qualify for sale treatment when the appropriate criteria is met, which permits the Company to present the balances sold under the program to be excluded from Accounts receivable, net on the Consolidated Balance Sheets.  Receivables are considered sold when (i) they are transferred beyond the reach of the Company and its creditors, (ii) the purchaser has the right to pledge or exchange the receivables, and (iii) the Company has surrendered control over the transferred receivables.  In addition, the Company provides no other forms of continued financial support to the purchaser of the receivables once the receivables are sold.  Amounts due from financial institutions are included in Other current assets in the Consolidated Balance Sheets.

The Company has a U.S. based program where certain U.S. based receivables are sold to an unrelated third-party financial institution.  Under the current terms of the U.S. agreement, the maximum amount of outstanding advances at any one time is $20.0 million, which limitation is subject to change based on the level of eligible receivables, restrictions on concentrations of receivables and the historical performance of the receivables sold.  In addition, the Company's subsidiaries in Brazil, Colombia, France, Italy, Mexico, Netherlands and Spain have entered into factoring agreements to sell certain receivables to unrelated third-party financial institutions.  Under the terms of the non-U.S. agreements, the maximum amount of outstanding advances at any one time is $80.1 million (measured at September 30, 2015 foreign exchange rates), which limitation is subject to change based on the level of eligible receivables, restrictions on concentrations of receivables and the historical performance of the receivables sold.

The following is a summary of receivables sold to the third-party financial institutions that existed at the following balance sheet dates:

In thousands	September 30, 2015	December 31, 2014
Trade receivables sold to financial institutions	$72,508	$92,528
Net amounts advanced from financial institutions	62,498	78,900
Amounts due from financial institutions	$10,010	$13,628

The Company sold $504.4 million and $471.9 million of receivables under the terms of the factoring agreements during the nine months ended September 30, 2015 and September 27, 2014, respectively.  The year-over-year increase in receivables sold is primarily attributable to accounts receivable factoring agreements associated with the acquisition of Providência.  In addition, a new agreement that was established in Italy at the end of 2014 contributed to the increase.  The Company pays a factoring fee associated with the sale of receivables based on the invoice value of the receivables sold.  Factoring fees incurred were $1.0 million and $1.2 million during the nine months ended September 30, 2015 and  September 27, 2014, respectively.  These amounts are recorded within Foreign currency and other, net in the Consolidated Statements of Comprehensive Income (Loss).

Note 6.  Inventories

At September 30, 2015 and December 31, 2014, the major classes of inventory are as follows:

In thousands	September 30, 2015	December 31, 2014
Raw materials and supplies	$50,510	$58,951
Work in process	18,259	19,151
Finished goods	72,421	95,599
Total	$141,190	$173,701

Inventories are stated at the lower of cost, determined on the first-in, first-out ("FIFO") method, or fair market value.  The Company performs periodic assessments to determine the existence of obsolete, slow-moving and non-saleable inventories and records necessary provisions to reduce such inventories to net realizable value.  Reserve balances, primarily related to obsolete and slow-moving inventories, were $7.8 million and $7.8 million at September 30, 2015 and December 31, 2014, respectively.

Note 7.  Intangible Assets

Indefinite-lived intangible assets are tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the asset may be less than the carrying amount of the asset.  All other intangible assets with finite useful lives are being amortized on a straight-line basis over their estimated useful lives.

The following table sets forth the gross amount and accumulated amortization of the Company's intangible assets at September 30, 2015 and December 31, 2014:

	September 30, 2015			December 31, 2014
In thousands	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Technology	$63,726	$(18,885)	$44,841	$63,726	$(14,902)	$48,824
Customer relationships	76,472	(16,308)	60,164	76,242	(12,735)	63,507
Loan acquisition costs	41,100	(21,681)	19,419	40,612	(14,447)	26,165
Other	18,875	(3,643)	15,232	7,104	(1,601)	5,503
Tradenames (indefinite-lived)	33,355	—	33,355	34,912	—	34,912
Total	$233,528	$(60,517)	$173,011	$222,596	$(43,685)	$178,911

As of September 30, 2015, the Company had recorded intangible assets of $173.0 million, which includes amounts associated with loan acquisition costs.  These expenditures represent the cost of obtaining financings that are capitalized in the balance sheet and amortized over the term of the loans to which such costs relate.

On June 4, 2015, the Company announced a new corporate brand and identity initiative to better reflect the Company's purpose and its impact on the world.  As part of the initiative, the Company changed its legal name from PGI Specialty Materials, Inc.  to AVINTIV Inc.  As a result, the Company determined that the $1.6 million indefinite-lived intangible asset related to the Polymer Group, Inc. tradename was no longer considered indefinite and therefore, classified as finite-lived during the second quarter of 2015.  The tradename will be fully amortized by December 31, 2015, the estimated remaining economic life.  In addition, as a result of the acquisition of Dounor, the Company allocated a portion of the purchase price  to finite-lived intangible assets for patents and customer relationships.  Refer to Note 4, "Acquisitions" for further information on the acquisition of Dounor.

The following table presents amortization of the Company's intangible assets for the following periods:
In thousands	Nine Months Ended September 30, 2015	Nine Months Ended September 27, 2014
Intangible assets	$10,054	$7,773
Loan acquisition costs	4,763	3,970
Total	$14,817	$11,743

Estimated amortization expense on existing intangible assets for each of the next five years is expected to approximate $18 million in 2015, $18 million in 2016, $18 million in 2017, $18 million in 2018 and $18 million in 2019.

Note 8.  Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

In thousands	September 30, 2015	December 31, 2014
Accounts payable	$176,476	$209,527
Accrued compensation and benefits	36,258	42,485
Accrued interest	9,668	19,748
Other accrued expenses	39,269	49,553
Total	$261,671	$321,313

Note 9.  Debt

The following table presents the Company's outstanding debt at September 30, 2015 and December 31, 2014:

In thousands	September 30, 2015	December 31, 2014
Term Loans	$979,060	$703,029
Senior Secured Notes	304,000	504,000
Senior Unsecured Notes	210,000	210,000
ABL Facility	—	—
Argentina credit facilities:
Nacion Facility	2,510	5,010
Galicia Facility	1,061	2,047
China Credit Facility	—	18,920
Brazil Export Credit Facility	12,434	18,871
India loans	1,597	2,437
Capital lease obligations	661	861
Total long-term debt including current maturities	1,511,323	1,465,175
Short-term borrowings	34,477	17,665
Total debt	$1,545,800	$1,482,840

The fair value of the Company's long-term debt was $1,535.8 million at September 30, 2015 and $1,463.9 million at December 31, 2014.  The fair value of long-term debt is based upon quoted market prices in inactive markets or on available rates for debt with similar terms and maturities (Level 2).

Term Loans

On December 19, 2013, AVINTIV Specialty Materials Inc., an indirect wholly-owned subsidiary of AVINTIV, exclusive of its subsidiaries ("AVINTIV Specialty Materials") entered into a Senior Secured Credit Agreement (the loans thereunder, the "Term Loans") with a maturity date upon the earlier of (i) December 19, 2019 and (ii) the 91st day prior to the scheduled maturity of its  7.75% Senior Secured Notes; provided that on such 91st day, its 7.75% Senior Secured Notes have an outstanding aggregate principal amount in excess of $150.0 million.  The Term Loans provide for a commitment by the lenders to make secured term loans in an aggregate amount not to exceed $295.0 million, the proceeds of which were used to partially repay amounts outstanding under the Senior Secured Bridge Credit Agreement and the Senior Unsecured Bridge Credit Agreement (the "Bridge Facilities").

Borrowings bear interest at a fluctuating rate per annum equal to, at AVINTIV Specialty Materials option, (i) a base rate equal to the highest of (a) the federal funds rate plus ½ of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Citicorp North America, Inc. as its "prime rate" and (c) the LIBOR rate for a one-month interest period plus 1.0% (provided that in no event shall such base rate with respect to the Term Loans be less than 2.0% per annum), in each case plus an applicable margin of 3.25% or (ii) a LIBOR rate for the applicable interest period (provided that in no event shall such LIBOR rate with respect to the Term Loans be less than 1.0% per annum) plus an applicable margin of 4.25%.  The applicable margin for the Term Loans is subject to a 25 basis point step-down upon the achievement of a certain senior secured net leverage ratio.  AVINTIV Specialty Materials is required to repay installments on the Term Loans in quarterly installments in aggregate amounts equal to 1.0% per annum of their funded total principal amount, with the remaining amount payable on the maturity date.

On June 10, 2014, AVINTIV Specialty Materials entered into an incremental term loan amendment (the "First Incremental Amendment") to the existing Senior Secured Credit Agreement, in which it obtained $415.0 million of commitments for incremental term loans, the terms of which are substantially identical to the terms of the Term Loans.  Pursuant to the First Incremental Amendment, AVINTIV Specialty Materials borrowed $310.0 million, the proceeds of which were used to fund a portion of the consideration paid for the Providência Acquisition.  The remaining commitments were used during the third quarter of 2014 to repay existing indebtedness.  Loan acquisition costs related to the First Incremental Amendment totaled $13.8 million.  Per ASC 470, "Modifications and Extinguishments" ("ASC 470"), loan acquisition costs related to new lenders are capitalized in the Consolidated Balance Sheets and are amortized over the term of the loan to which such costs relate.  Costs related to common lenders are expensed during the period incurred.  As a result, the Company capitalized $3.1 million within Intangible assets and expensed $10.7 million within Debt modification and extinguishment costs during the second quarter of 2014.

On April 17, 2015, AVINTIV Specialty Materials entered into an incremental term loan amendment and limited waiver (the "Second Incremental Amendment") to the existing Senior Secured Credit Agreement as amended, in which it obtained $283.0 million of commitments for incremental term loans, the terms of which are substantially identical to the terms of the Term Loans.  In addition, the amendment provides for a limited waiver to permit, among other things, AVINTIV Specialty Materials to incur the additional incremental term loans, so long as the Company is in pro forma compliance with a senior secured net leverage ratio not exceeding 4.50:1.00.  Pursuant to the Second Incremental Amendment, AVINTIV Specialty Materials borrowed $283.0 million, the proceeds of which were partially used to fund the consideration paid for the acquisition of Dounor.  The remaining commitments were primarily used to redeem $200.0 million of the outstanding principal amount of AVINTIV Specialty Materials outstanding 7.75% Senior Secured Notes due 2019 at a redemption price of 103.875% of the aggregate principal amount plus accrued and unpaid interest to, but excluding, the redemption date.  Loan acquisition costs related to the Second Incremental Amendment totaled $3.3 million.  Per ASC 470, loan acquisition costs related to new lenders are capitalized in the Consolidated Balance Sheets and are amortized over the term of the loan to which such costs relate.  Costs related to common lenders are expensed during the period incurred.  As a result, the Company capitalized $0.5 million within Intangible assets and expensed $2.8 million within Debt modification and extinguishment costs during the second quarter of 2015.

The Term Loans are secured (i) together with the Tranche 2 (as defined below) loans, on a first-priority lien basis by substantially all of the Company's assets and the assets of any existing and future subsidiary guarantors (other than collateral securing the ABL Facility on a first-priority basis), including all of the capital stock of AVINTIV Specialty Materials and the capital stock of each restricted subsidiary (which, in the case of foreign subsidiaries, will be limited to 65% of the capital stock of each first-tier foreign subsidiary) and (ii) on a second-priority basis by the collateral securing the ABL Facility, in each case, subject to certain exceptions and permitted liens.  AVINTIV Specialty Materials may voluntarily repay outstanding loans at any time without premium or penalty, other than voluntary prepayment of Term Loans in connection with a repricing transaction on or prior to the date that is six months after the closing date of the Second Incremental Amendment and customary "breakage" costs with respect to LIBOR loans.

The agreement governing the Term Loans, among other restrictions, limit the ability of AVINTIV Specialty Materials and the ability of its restricted subsidiaries to: (i) incur or guarantee additional debt or issue disqualified stock or preferred stock; (ii) pay dividends and make other distributions on, or redeem or repurchase, capital stock; (iii) make certain investments; (iv) repurchase stock; (v) incur certain liens; (vi) enter into transactions with affiliates; (vii) merge or consolidate; (viii) enter into agreements that restrict the ability of subsidiaries to make dividends or other payments; (ix) designate restricted subsidiaries as unrestricted subsidiaries; and (x) transfer or sell assets.  In addition, the Term Loans contain certain customary representations and warranties, affirmative covenants and events of default.

Under the credit agreement governing the Term Loans, the ability of AVINTIV Specialty Materials to engage in activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by the Company's ability to satisfy tests based on Adjusted EBITDA (defined as EBITDA in the credit agreement governing the Terms Loans).

Senior Secured Notes

In connection with the Blackstone Merger, AVINTIV Specialty Materials issued $560.0 million of 7.75% Senior Secured Notes due 2019 on January 28, 2011.  The Senior Secured Notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis, by each of AVINTIV Specialty Materials' wholly-owned domestic subsidiaries.  Interest on the Senior Secured Notes is paid semi-annually on February 1 and August 1 of each year.  On July 23, 2014, AVINTIV Specialty Materials redeemed $56.0 million aggregate principal amount of the Senior Secured Notes at a redemption price of 103.0% of the aggregate principal amount plus any accrued and unpaid interest to, but excluding, July 23, 2014.  The redemption amount was funded by proceeds from the First Incremental Amendment.  Per ASC 470, the Company recognized a loss on debt extinguishment of $2.6 million during the third quarter of 2014, which included $0.9 million related to unamortized debt issuance costs.  On May 8, 2015, AVINTIV Specialty Materials redeemed $200.0 million aggregate principal amount of Senior Secured Notes at a redemption price of 103.875% of the aggregate principal amount plus any accrued and unpaid interest to, but excluding, the redemption date.  The redemption amount was funded by a portion of the proceeds from the Second Incremental Amendment.  Per ASC 470, the Company recognized a loss on debt extinguishment of $10.2 million during the second quarter of 2015, which included $2.5 million related to unamortized debt issuance costs.  As the nature of these transactions relate to non-operating events, the losses on debt extinguishment are included in Debt modifications and extinguishment costs.

 The indenture governing the Senior Secured Notes limits, subject to certain exceptions, the ability of AVINTIV Specialty Materials and the ability of its restricted subsidiaries to: (i) incur or guarantee additional debt or issue disqualified stock or preferred stock; (ii) pay dividends and make other distributions on, or redeem or repurchase, capital stock; (iii) make certain investments; (iv) incur certain liens; (v) enter into transactions with affiliates; (vi) merge or consolidate; (vii) enter into agreements that restrict the ability of subsidiaries to make dividends or other payments; (viii) designate restricted subsidiaries as unrestricted subsidiaries; and (ix) transfer or sell assets.  It does not limit the activities of AVINTIV or the amount of additional indebtedness that AVINTIV or its parent entities may incur.  In addition, it also provides for specified events of default, which, if any of them occurs, would permit or require the principal of and accrued interest on the Senior Secured Notes to become or to be declared due and payable.

Under the indenture governing the Senior Secured Notes, the ability of AVINTIV Specialty Materials to engage in certain activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by the Company's ability to satisfy tests based on Adjusted EBITDA (defined as EBITDA in the indenture governing the Senior Secured Notes).

Senior Unsecured Notes

In connection with the Providência Acquisition, AVINTIV Specialty Materials issued $210.0 million of 6.875% Senior Unsecured Notes due 2019 on June 11, 2014.  The Senior Unsecured Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by each of AVINTIV Specialty Materials' wholly-owned domestic subsidiaries.  Interest on the Senior Unsecured Notes is paid semi-annually on June 1 and December 1 of each year.

The indenture governing the Senior Unsecured Notes limits, subject to certain exceptions, the ability of AVINTIV Specialty Materials and the ability of its restricted subsidiaries to: (i) incur or guarantee additional debt or issue disqualified stock or preferred stock; (ii) pay dividends and make other distributions on, or redeem or repurchase, capital stock; (iii) make certain investments; (iv) incur certain liens; (v) enter into transactions with affiliates; (vi) merge or consolidate; (vii) enter into agreements that restrict the ability of subsidiaries to make dividends or other payments; (viii) designate restricted subsidiaries as unrestricted subsidiaries; and (iv) transfer or sell assets.  It does not limit the activities of AVINTIV or the amount of additional indebtedness that AVINTIV or its parent entities may incur.  In addition, it also provides for specified events of default which, if any occurs, would permit or require the principal of and accrued interest on the Senior Unsecured Notes to become or to be declared due and payable.

Under the indenture governing the Senior Unsecured Notes, the ability of AVINTIV Specialty Materials to engage in certain activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by the Company's ability to satisfy tests based on Adjusted EBITDA (defined as EBITDA in the indenture governing the Senior Unsecured Notes).

ABL Facility

On January 28, 2011, AVINTIV Specialty Materials entered into a senior secured asset-based revolving credit facility which was amended and restated on October 5, 2012 (the "ABL Facility") to provide for borrowings not to exceed $50.0 million, subject to borrowing base availability.  The ABL Facility provides borrowing capacity available for letters of credit and borrowings on a same-day basis and is comprised of (i) a revolving tranche of up to $42.5 million (“Tranche 1”) and (ii) a first-in, last out revolving tranche of up to $7.5 million (“Tranche 2”).  Provided that no default or event of default was then existing or would arise therefrom, the Company had the option to request that the ABL Facility be increased by an amount not to exceed $20.0 million.  The facility matures on October 5, 2017.

On November 26, 2013, AVINTIV Specialty Materials entered into an amendment to the ABL Facility which increased the Tranche 1 revolving credit commitments by $30.0 million (for a total aggregate revolving credit commitment of $80.0 million) as well as made certain other changes to the agreement.  In addition, AVINTIV Specialty Materials increased the amount by which it can request that the ABL Facility be increased to an amount not to exceed $75.0 million.  The effectiveness of the amendment was subject to the satisfaction of certain specified closing conditions by no later than January 31, 2014, all of which were satisfied prior to such date.  On April 17, 2015, AVINTIV Specialty Materials entered into an amendment and limited waiver to the ABL Facility which provides for a limited waiver to permit, among other things, it to incur the additional incremental term loans under the Senior Secured Credit Agreement governing the Term Loans, so long as the Company is in pro forma compliance with a senior secured net leverage ratio not exceeding 4.50:1.00.

Based on current average excess availability, the borrowings under the ABL Facility will bear interest at a rate per annum equal to, at AVINTIV Specialty Materials option, either (A) British Bankers Association LIBOR Rate (“LIBOR”) (adjusted for statutory reserve requirements) plus a margin of (i) 2.00% in the case of Tranche 1 or (ii) 4.00% in the case of Tranche 2; or (B) the higher of (a) the rate of interest in effect for such day as publicly announced from time to time by Citibank, N.A. as its "prime rate" and (b) the federal funds effective rate plus 0.5% of 1.0% (“ABR”) plus a margin of (x) 1.00% in the case of Tranche 1 or (y) 3.00% in the case of the Tranche 2.  As of September 30, 2015, there were no outstanding borrowings under the ABL Facility.  The borrowing base availability was $51.1 million.  Outstanding letters of credit in the aggregate amount of $21.8 million left $29.3 million available for additional borrowings.  The aforementioned letters of credit were primarily provided to certain administrative service providers and financial institutions.  None of these letters of credit had been drawn on as of September 30, 2015.

The ABL Facility contains certain restrictions which limit the ability of AVINTIV Specialty Materials and the ability of its restricted subsidiaries to: (i) incur or guarantee additional debt; (ii) pay dividends and make other distributions on, or redeem or repurchase, capital stock; (iii) make certain investments; (iv) repurchase stock; (v) incur certain liens; (vi) enter into transactions with affiliates; (vii) merge or consolidate or other fundamental changes; (viii) enter into agreements that restrict the ability of subsidiaries to make dividends or other payments; (ix) designate restricted subsidiaries as unrestricted subsidiaries; (x) transfer or sell assets and (xi) prepay junior financing or other restricted debt.  In addition, it contains certain customary representations and warranties, affirmative covenants and events of default.  If such an event of default occurs, the lenders under the ABL Facility would be entitled to take various actions, including the acceleration of amounts due under the ABL Facility and all actions permitted to be taken by a secured creditor.

Under the credit agreement governing the ABL Facility, the ability of AVINTIV Specialty Materials to engage in activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part by, the Company's ability to satisfy tests based on Adjusted EBITDA (defined as Consolidated EBITDA in the credit agreement governing the ABL Facility).

Nacion Facility

In January 2007, the Company's subsidiary in Argentina entered into an arrangement with banking institutions in Argentina in order to finance the installation of a new spunmelt line at its facility located near Buenos Aires, Argentina.  The maximum borrowings available under the facility, excluding any interest added to principal, were 33.5 million Argentine pesos with respect to an Argentine peso-denominated loan and $26.5 million with respect to a U.S. dollar-denominated loan.  The loans are secured by pledges covering (i) the subsidiary's existing equipment lines; (ii) the outstanding stock of the subsidiary; and (iii) the new machinery and equipment being purchased, as well as a trust assignment agreement related to a portion of receivables due from certain major customers of the subsidiary.

The interest rate applicable to borrowings under these term loans is based on LIBOR plus 290 basis points for the U.S. dollar-denominated loan and Buenos Aires Interbanking Offered Rate plus 475 basis points for the Argentine peso-denominated loan.   Principal and interest payments began in July 2008 with the loans maturing as follows: annual amounts of $3.5 million beginning in 2011 and continuing through 2015, and the remaining $1.7 million in 2016.

In connection with the Blackstone Merger, the Company repaid and terminated the Argentine peso-denominated loan.  In addition, the U.S. dollar denominated loan was adjusted to reflect its fair value as of the date of the Blackstone Merger.  As a result, the Company recorded a contra-liability in Long-term debt and will amortize the balance into Interest expense over the remaining life of the facility.  At September 30, 2015, the face amount of the outstanding indebtedness under the U.S. dollar-denominated loan was $2.6 million, with a carrying amount of $2.5 million and a weighted average interest rate of 3.13%.

Galicia Facility

On September 27, 2013, the Company's subsidiary in Argentina entered into an arrangement with a banking institution in Argentina in order to partially finance the upgrade of a manufacturing line at its facility located near Buenos Aires, Argentina.  The maximum borrowings available under the facility, excluding any interest added to principal, is 20.0 million Argentine pesos (approximately $3.5 million).  The three-year term of the agreement began with the date of the first draw down on the facility, which occurred in the third quarter of 2013, with payments required in twenty-five equal monthly installments beginning after one year.  Borrowings will bear interest at 15.25%.  As of September 30, 2015, the outstanding balance under the facility was $1.1 million.  The remainder of the upgrade is expected to be financed by existing cash balances and cash generated from operations.

China Credit Facility

In the third quarter of 2012, the Company's subsidiary in China entered into a three-year U.S. dollar denominated construction loan agreement (the “Hygiene Facility”) with a banking institution in China to finance a portion of the installation of a new spunmelt line at its manufacturing facility in Suzhou, China.  The interest rate applicable to borrowings under the Hygiene Facility is based on three-month LIBOR plus an amount to be determined at the time of funding based on the lender's internal head office lending rate (520 basis points at the time the credit agreement was executed).

  The maximum borrowings available under the facility, excluding any interest added to principal, were $25.0 million.  At December 31, 2014, the outstanding balance under the Hygiene Facility was $18.9 million with a weighted average interest rate of 5.43%.  In order to reduce the interest rate on the outstanding debt as well as extended the maturity date, the Company repaid the outstanding principal balance during the six months ended June 30, 2015 using the proceeds from short-term borrowing.  As a result, the Company had no outstanding balance remaining under the Hygiene Facility at September 30, 2015.

Brazil Export Credit Facility

As a result of the acquisition of Providência, the Company assumed a Brazilian real-denominated export credit facility with Itaú Unibanco S.A., pursuant to which Providência borrowed R$50.0 million in the first quarter of 2013 for the purpose of financing certain export transactions from Brazil.  Borrowings bear interest at 8.0% per annum, payable quarterly.  The facility matures in February 2016 and is unsecured.  As of the date of the acquisition, the Company adjusted the outstanding balance to reflect its fair value.  As a result, the Company recorded a contra-liability in Long-term debt and will amortize the balance into Interest expense over the remaining life of the facility.  At September 30, 2015, the face amount of the outstanding indebtedness under the facility was $12.6 million, with a carrying amount of $12.4 million.

 India Indebtedness

As a result of the acquisition of Fiberweb Limited ("Fiberweb"), the Company indirectly assumed control of Terram Geosynthetics Private Limited, a joint venture located in Mundra, India in which the Company maintains a 65% controlling interest.  As part of the net assets acquired, the Company assumed $3.8 million of debt (including short-term borrowings) that was entered into with a banking institution in India.  Current amounts outstanding primarily relate to a 14.70% term loan, due in 2017, used to purchase fixed assets.  Other amounts relate to short-term credit facilities used to finance working capital requirements (included in Short-term borrowings in the Consolidated Balance Sheets).  Combined, the outstanding balances totaled $2.9 million at September 30, 2015.

Other Indebtedness

The Company periodically enters into short-term credit facilities in order to finance various liquidity requirements, including insurance premium payments and short-term working capital needs.  Borrowings under these facilities are included in Short-term borrowings in the Consolidated Balance Sheets.  At September 30, 2015 and December 31, 2014, outstanding amounts totaled $34.5 million and $17.0 million, respectively.  The increase in the outstanding balance is primarily related to borrowings from a third-party banking institution in China, the proceeds of which were used to repay outstanding amounts under the China Credit Facility.  As a result, the Company reduced the interest rate on the outstanding debt as well as extended the maturity date.  The Company also has documentary letters of credit not associated with the ABL Facility.  These letters of credit are primarily provided to certain raw material vendors and amounted to $6.0 million and $7.8 million at September 30, 2015 and December 31, 2014, respectively.  None of these letters of credit have been drawn upon.

Note 10.  Derivative Instruments

In the normal course of business, the Company is exposed to certain risks arising from business operations and economic factors.  These fluctuations can increase the cost of financing, investing and operating the business.  The Company may use derivative financial instruments to help manage market risk and reduce the exposure to fluctuations in interest rates and foreign currencies.  These financial instruments are not used for trading or other speculative purposes.

All derivatives are recognized on the Consolidated Balance Sheets at their fair value as either assets or liabilities.  On the date the derivative contract is entered into, the Company designates the derivative as (1) a hedge of the fair value of a recognized asset or liability (fair value hedge), (2) a hedge of a forecasted transaction or the variability of cash flow to be paid (cash flow hedge), or (3) an undesignated instrument.  Changes in the fair value of a derivative that is designated as a fair value hedge and determined to be highly effective are recorded in current earnings, along with the gain or loss on the recognized hedged asset or liability that is attributable to the hedged risk.  Changes in the fair value of a derivative that is designated as a cash flow hedge and considered highly effective are recorded in Accumulated other comprehensive income (loss) until they are reclassified to earnings in the same period or periods during which the hedged transaction affects earnings.  Changes in the fair value of undesignated derivative instruments and the ineffective portion of designated derivative instruments are reported in current earnings.

The Company formally documents all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking various hedge transactions.  This process includes linking all derivatives that are designated as fair value hedges to specific assets and liabilities on the Consolidated Balance Sheets and linking cash flow hedges to specific forecasted transactions or variability of cash flow to be paid.

The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the designated derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flow of hedged items.  When a derivative is determined not to be highly effective as a hedge or the underlying hedged transaction is no longer probable, hedge accounting is discontinued prospectively, in accordance with current accounting standards.

The following table presents the fair values of the Company's derivative instruments for the following periods:

	As of September 30, 2015		As of December 31, 2014
In thousands	Notional	Fair Value	Notional	Fair Value
Undesignated hedges:
Providência Contracts	$45,658	$765	$140,623	$3,962
Providência Instruments	12,585	(353)	20,179	(560)
Dounor Contract	—	—	—	—
Total	$58,243	$412	$160,802	$3,402

Derivative assets are recorded within Other current assets and liability derivatives are recorded within Accounts payable and accrued expenses on the Consolidated Balance Sheets.

Providência Contracts

On January 27, 2014, the Company entered into a series of financial instruments with a third-party financial institution used to minimize foreign exchange risk on the future consideration to be paid for the Providência Acquisition and the Mandatory Tender Offer (the "Providência Contracts").  Each contract allows the Company to purchase fixed amounts of Brazilian reals (R$) in the future at specified U.S. dollar exchange rates, coinciding with either the Providência Acquisition or the Mandatory Tender Offer.  The Providência Contracts do not qualify for hedge accounting treatment, and therefore, are considered undesignated hedges.  As the nature of these transactions are related to non-operating notional amounts, changes in fair value are recorded in Foreign currency and other, net in the respective period.

The primary financial instrument was related to the Providência Acquisition and consisted of a foreign exchange forward contract with an aggregate notional amount equal to the estimated purchase price.  Prior to the Providência Acquisition Date, the Company amended the primary financial instrument to reduce the notional amount to align with the consideration to be paid to the selling shareholders, which resulted in a realized gain for the Company.  Upon consummation of the Providência Acquisition, the Company purchased the required Brazilian real at the specified rate thus fulfilling its obligations under the terms of the contract that specifically related to the primary financial instrument.  Due to a strengthening U.S. Dollar, the contract was settled in the Company's favor which resulted in a realized gain of $18.9 million recognized within Foreign currency and other, net during the nine months ended September 27, 2014.  The two remaining financial instruments currently outstanding relate to foreign exchange call options associated with the Mandatory Tender Offer and the deferred portion of the consideration paid for the Providência Acquisition, both of which expire on January 28, 2019.  Each option provides the Company with the right, but not the obligation to purchase a fixed amount of Brazilian real in the future at a specified U.S. Dollar rate.

Providência Instruments

As a result of the acquisition of Providência, the Company assumed a variety of derivative instruments used to reduce the exposure to fluctuations in interest rates and foreign currencies.  Historically, these financial instruments included an interest rate swap, forward foreign exchange contracts and call option contracts (the "Providência Instruments").  The counterparty to each financial instrument is a third-party financial institution.  At September 30, 2015, the interest rate swap is the only Providência Instruments outstanding.

The Providência Instruments do not qualify for hedge accounting treatment, and therefore, are considered undesignated derivatives.  As the nature of the foreign exchange contracts and call option contracts related to operating notional amounts, changes in the fair value were recorded in Other operating, net in the respective period.  Changes in the fair value of the interest rate swap are recorded in Interest expense in the current period as the nature of the transaction relates to interest on our outstanding third-party debt.

Dounor Contract

On March 27, 2015, the Company entered into a foreign exchange call option with a third-party financial institution used to minimize the foreign exchange risk on the future consideration to be paid for the acquisition of Dounor (the "Dounor Contract").  The Dounor Contract provides the Company the right, but not the obligation, to purchase a fixed amount of Euros in the future at a specified U.S. Dollar rate.  The Dounor Contract does not qualify for hedge accounting treatment, therefore, it is considered an undesignated hedge.  As the nature of this transaction is related to a non-operating notional amount, changes in the fair value are recorded in Foreign currency and other, net in the current period.  The acquisition of Dounor was completed on April 17, 2015.  Upon consummation of the acquisition, the Company did not exercise its right under the call option to purchase the required Euros at the rate specified in the contract due to the strengthening of the U.S. Dollar.  As a result, the call option expired and the contract was canceled.

The following table represents the amount of (gain) or loss associated with derivative instruments in the Consolidated Statements of Comprehensive Income (Loss):

In thousands	Nine Months Ended September 30, 2015	Nine Months Ended September 27, 2014
Undesignated hedges:
Providência Contracts	$3,371	$(16,504)
Providência Instruments	(93)	(527)
Dounor Contract	212	—
Total	$3,490	$(17,031)

Gains and losses associated with the Company's designated fair value hedges are offset by the changes in the fair value of the underlying transactions.  However, once the hedge is undesignated, the fair value of the hedge is no longer offset by the fair value of the underlying transaction.

Note 11.  Fair Value of Financial Instruments

The accounting standard for fair value measurements establishes a framework for measuring fair value that is based on the inputs market participants use to determine the fair value of an asset or liability and establishes a fair value hierarchy to prioritize those inputs.  The fair value hierarchy is comprised of three levels that are described below:

Level 1 —	Inputs based on quoted prices in active markets for identical assets or liabilities.

Level 2 —
Inputs other than Level 1 quoted prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 —	Unobservable inputs based on little or no market activity and that are significant to the fair value of the assets and liabilities, therefore requiring an entity to develop its own assumptions.

The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  Observable inputs are obtained from independent sources and can be validated by a third party, whereas unobservable inputs reflect assumptions regarding what a third party would use in pricing an asset or liability based on the best information available under the circumstances.  A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Recurring Basis

The following tables present the fair value and hierarchy levels for the Company's assets and liabilities, which are measured at fair value on a recurring basis as of September 30, 2015:

In thousands	Level 1	Level 2	Level 3	September 30, 2015
Assets
Providência Contracts	$—	$765	$—	$765

Liabilities
Providência Instruments	$—	$(353)	$—	$(353)

The following tables present the fair value and hierarchy levels for the Company's assets and liabilities, which are measured at fair value on a recurring basis as of December 31, 2014:
In thousands	Level 1	Level 2	Level 3	December 31, 2014
Assets
Providência Contracts	$—	$3,962	$—	$3,962

Liabilities
Providência Instruments	$—	$(560)	$—	$(560)

ASC 820 "Fair Value Measurements and Disclosures" (ASC 820) defines fair value as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The Company determines the fair value of its financial assets and liabilities using the following methodologies:

•	Foreign Exchange Forward Contracts - Fair value is based upon a comparison of the contracted forward exchange rates to the current market exchange rates, discounted at the currency-appropriate rate.

•
Foreign Exchange Option Contracts - Fair value is based upon quantitative models that utilize multiple market inputs (including interest rates, prices and indices to generate continuous yield or pricing curves, discount rates and volatility factors).

•
Interest Rate Swap - Fair value is based upon quantitative models that utilize multiple market inputs (including interest rates, prices and indices to generate continuous yield or pricing curves, discount rates and volatility factors).

  The fair values of cash and cash equivalents, accounts receivable, inventories, short-term borrowings and accounts payable and accrued liabilities approximate their carrying values due to the short-term nature of these instruments.  The methodologies used by the Company to determine the fair value of its financial assets and liabilities at September 30, 2015 are the same as those used at December 31, 2014.  As a result, there have been no transfers between Level 1 and Level 2 categories.

Non-Recurring Basis

In association with the acquisition of Providência, the Company realigned its internal reporting structure during the third quarter of 2014, whereby the former Americas Nonwovens segment was divided into North America and South America segments.   As a result of the realignment of the Company's segments, some of the reporting units changed.  When reporting units are changed, ASC 350 requires that goodwill be tested for impairment both before and after the reorganization.  Therefore, the Company performed an interim goodwill impairment test and determined that goodwill was not impaired at any of the reporting units prior to the reorganization.  Subsequent to the reorganization and reallocation of goodwill, the Company performed an interim goodwill impairment test on the North America and Argentina/Colombia reporting units, using a two-step impairment test to determine if the allocated goodwill is recoverable.  The first step compares the carrying amount of the reporting unit to its estimated fair value.   If the estimated fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary.  To the extent that the carrying value of the reporting unit exceeds its estimated fair value, a second step is performed, wherein the reporting unit’s carrying value of goodwill is compared to the implied fair value of goodwill.  To the extent that the carrying value exceeds the implied fair value, impairment exists and must be recognized.

The estimated fair values of the reporting units were determined using a discounted cash flow (income approach) valuation methodology.  Key assumptions regarding estimated cash flows include profit margins, long-term forecasts, discount rates, terminal growth rates and the estimated fair value of certain assets and liabilities.  The Company made various assumptions when completing step one and step two of the analysis, which were consistent with our previous annual impairment test.  Based on this analysis, the Company determined that subsequent to the reorganization the North American reporting unit passed step one.  However, the Argentina/Colombia reporting unit failed the step one impairment calculation and it was necessary to proceed to step two.  In step two, the fair value calculated in step one is used to apply the fair value to the assets and liabilities of the reporting unit based on a hypothetical purchase price allocation.  The implied fair value of goodwill is determined in the allocation process and compared to the book value of goodwill.  Based on this analysis, the Company determined the fair value of goodwill allocated to the Argentina/Colombia reporting unit to be zero and that all of its allocated goodwill would be impaired.  As a result, the Company recorded a non-cash impairment charge of $6.9 million.  The amount is considered a non-recurring Level 3 fair value determination.

Note 12.  Pension and Postretirement Benefit Plans

The Company and its subsidiaries sponsor multiple defined benefit plans that cover certain employees.  Postretirement benefit plans, other than pensions, provide healthcare benefits for certain eligible employees.  Benefits are primarily based on years of service and employee compensation.

Pension Plans

The Company has both funded and unfunded pension benefit plans.  It is the Company’s policy to fund such plans in accordance with applicable laws and regulations in order to ensure adequate funds are available in the plans to make benefit payments to plan participants and beneficiaries when required.

The components of the Company's pension related costs for the following periods are as follows:
In thousands	Nine Months Ended September 30, 2015	Nine Months Ended September 27, 2014
Service cost	$3,041	$2,598
Interest cost	5,953	8,097
Expected return on plan assets	(8,112)	(10,256)
Net amortization of:
Actuarial (gain) loss	294	(12)
Transition costs and other	(29)	—
Net periodic benefit cost	$1,147	$427

The Company’s practice is to fund amounts for its qualified pension plans at least sufficient to meet the minimum requirements set forth in applicable employee benefit laws and local tax laws.  In addition, the Company manages these plans to ensure that all present and future benefit obligations are met as they come due.  Full year contributions are expected to approximate $3.5 million.

Postretirement Plans

The Company sponsors several Non-U.S. postretirement plans that provide healthcare benefits to cover certain eligible employees.  These plans have no plan assets, but instead are funded by the Company on a pay-as-you-go basis in the form of direct benefit payments.

The components of the Company's postretirement related costs for the following periods are as follows:

In thousands	Nine Months Ended September 30, 2015	Nine Months Ended September 27, 2014
Service cost	$7	$27
Interest cost	135	281
Net amortization of:
Actuarial (gain) loss	4	15
Net periodic benefit cost	$146	$323

Defined Contribution Plans

The Company sponsors several defined contribution plans through its domestic subsidiaries covering employees who meet certain service requirements.  The Company makes matching contributions to the plans based upon a percentage of the employees’ contribution in the case of its 401(k) plans or upon a percentage of the employees’ salary or hourly wages in the case of its non-contributory money purchase plans.

Note 13.  Income Taxes

The Company accounts for its provision for income taxes in accordance with ASC 740, "Income Taxes," which requires an estimate of the annual effective income tax rate for the full year to be applied to the respective interim period, taking into account year-to-date amounts and projected results for the full year.  For the nine months ended September 30, 2015, the Company's negative effective income tax rate was 27.7% (compared with an effective income tax rate of 0.9% for the nine months ended September 27, 2014).  The change in the effective income tax rate was primarily driven by incremental operating losses of $137.8 million in the current period for which we recorded a full valuation allowance as well as an $8.8 million discrete tax item in Brazil related to a valuation allowance recorded during the current period.  In addition, our effective income tax rate was impacted by foreign withholding taxes for which tax credits are not anticipated, changes in the amounts recorded for tax uncertainties, and foreign taxes calculated at statutory rates different than the U.S. federal statutory rate.  During the nine months ended September 27, 2014, a French subsidiary of the Company joined the Company’s unitary French filing group.  This resulted in a $1.9 million increase to the Company's French valuation allowance discrete to the prior year period.

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes and (b) operating loss and tax credit carryforwards.  A valuation allowance is recorded when, based on the weight of the evidence, it is more likely than not that some portion, or all, of the deferred tax asset will not be realized.  The realization of the deferred tax asset depends on the ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdiction.  At September 30, 2015, the Company has a net deferred tax liability of $36.1 million including a net deferred tax liability of $14.9 million related to the acquisition of Dounor.  Refer to Note 4, "Acquisitions" for further information on the acquisition of Dounor.

At September 30, 2015, the Company had unrecognized tax benefits of $18.5 million, of which $8.5 million relates to accrued interest and penalties.  These amounts are included within Other noncurrent liabilities within the accompanying Consolidated Balance Sheets.  The total amount of unrecognized tax benefits that, if recognized, would affect the Company's effective income tax rate is $18.5 million as of September 30, 2015.  Included in the balance as of September 30, 2015 is $2.7 million, including $1.5 million of interest and penalties, related to income tax positions for which it is reasonably possible that the total amounts could significantly change during the next twelve months.  This amount is comprised of items which relate to the lapse of statute of limitations or the settlement of issues.  The Company recognizes interest and penalties related to income taxes as a component of income tax expense.

Management judgment is required in determining tax provisions and evaluating tax positions.  Although management believes its tax positions and related provisions reflected in the consolidated financial statements are fully supportable, it recognizes that these tax positions and related provisions may be challenged by various tax authorities.  These tax positions and related provisions are reviewed on an ongoing basis and are adjusted as additional facts and information become available, including progress on tax audits, changes in interpretations of tax laws, developments in case law and closing of statute of limitations.  The Company’s tax provision includes the impact of recording reserves and any changes thereto.

The major jurisdictions where the Company files income tax returns include the United States, Canada, China, India, the Netherlands, France, Germany, Spain, United Kingdom, Italy, Mexico, Colombia, Brazil, and Argentina.  As of September 30, 2015, the Company has a number of open tax years with various taxing jurisdictions that range from 2003 to 2014.  The results of current tax audits and reviews related to open tax years have not been finalized, and management believes that the ultimate outcomes of these audits and reviews will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Note 14.  Redeemable Noncontrolling Interest

In connection with the Providência Acquisition, as required by Brazilian law, PGI Acquisition Company filed the Mandatory Tender Offer registration request with the CVM in order to launch, after its approval, a tender offer to acquire all of the remaining outstanding capital stock of Providência from the minority shareholders.  Once the Mandatory Tender Offer is approved and launched, the minority shareholders will have the right, but not the obligation, to sell their remaining outstanding capital stock of Providência.  Given such right of the minority shareholders, the Company determined that ASC 480 requires the noncontrolling interest to be presented as mezzanine equity on the Consolidated Balance Sheets and adjusted to its estimated maximum redemption amount at each balance sheet date.

On September 11, 2015, after final approval of the CVM, PGI Acquisition Company launched the Mandatory Tender Offer.    The price per share offered to be paid to the minority shareholders is substantially the same as the price per share paid to the selling shareholders upon acquisition of control of Providência, including a portion allocated to deferred purchase price and escrow.  In addition, the minority shareholders have the opportunity to elect an alternative price structure with no deferred purchase price or escrow.  Prior to the launch, minority shareholders holding approximately 74% of the total shares held by all minority shareholders entered into a tender offer participation agreement pursuant to which they agreed to accept the alternative price structure.  If the remaining minority shareholders elect the alternative price structure associated with the Mandatory Tender Offer, the minority shareholders will not be responsible for any potential tax liability associated with the Providência Tax Claims.  As a result, the Company reduced the estimated maximum redemption value by $3.6 million at September 30, 2015 to reflect the terms of the tender offer participation agreement.

Financial results of Providência are attributed to the minority shareholders based on their ownership percentage and accordingly disclosed in the Consolidated Statements of Comprehensive Income (Loss). Subsequent to the allocation of earnings, the carrying value is then adjusted to its redemption value as of each balance sheet date with a corresponding adjustment to additional paid-in capital.

A reconciliation of the redeemable noncontrolling interest is as follows:

In thousands	2015
December 31, 2014	$89,181
Comprehensive income (loss) attributable to redeemable noncontrolling interest	(18,885)
Periodic adjustment to redemption value, net of currency adjustment	(7,336)
September 30, 2015	$62,960

The estimated redemption value of the redeemable noncontrolling interest is determined based on the terms and conditions of the Mandatory Tender Offer, which state that the purchase price payable for the tendered shares is not impacted by the earnings attributable to the redeemable noncontrolling interest.  As a result, earnings attributable to the redeemable noncontrolling interest are offset by a deemed dividend, as a periodic adjustment to the recorded redemption value, to the minority shareholders recognized in additional paid-in capital.  In addition, the recorded redemption value accretes at a variable interest rate which is also recognized as a periodic adjustment to the redemption value.  Lastly, the Mandatory Tender Offer is denominated in Brazilian Reais.  Therefore, the redemption value is recorded at the U.S. Dollar equivalent on the Consolidated Balance Sheets, initially using the exchange rate in effect on the date of issuance and translated using the exchange rate at each subsequent balance sheet date.  The respective currency exchange rate movement is recognized as a periodic adjustment to the recorded redemption value in additional paid-in capital.

Note 15.  Equity

In connection with the closing of the Blackstone Merger on January 28, 2011, Blackstone, along with certain members of the Company's management, contributed $259.9 million (the "Initial Capital") through the purchase of AVINTIV.  As consideration for the Initial Capital, the Company issued a total of 259,865 shares of common stock, with a par value of $0.01 per share.

Common Stock

The authorized share capital of the Company is $10,000, consisting of 1,000,000 shares, par value $0.01 per share.  The Company did not pay any dividends since the Blackstone Merger and intends to retain future earnings, if any, to finance the further expansion and continued growth of the business.  In addition, indebtedness obligations limit certain restricted payments, which include dividends payable in cash, unless certain conditions are met.

Additional Paid-in-Capital

Initial Capital amounts related to Blackstone and certain board members are recorded in Additional paid-in capital.  The remaining portion, related to certain members of the Company's management, was recorded in Other noncurrent liabilities as they contained a three-year call option feature which specifies that the employer can repurchase the shares at the original purchase price (or less) if the employee terminates within the specified time period.  Upon the expiration of the three-year call option, associated amounts were no longer considered a liability and recorded in Additional paid-in capital.  Subsequent to January 28, 2011, certain members of the Company's management and certain board members purchased common stock of the Company.  In addition, the Company has repurchased common stock from former employees.  At September 30, 2015, the net amount purchased was $2.1 million and accordingly, the Company recorded the basis in these shares as additional paid-in capital or as a noncurrent liability, as necessary.

On December 18, 2013, the Company received an additional equity investment of $30.7 million from Blackstone (the "Equity Investment").  The Equity Investment, along with the proceeds received from the Term Loans, were used to repay all outstanding borrowings under the Senior Secured Bridge Credit Agreement and the Senior Unsecured Bridge Credit Agreement.

In connection with Providência Acquisition, the Company determined that the related noncontrolling interest is required to be presented as mezzanine equity on the Consolidated Balance Sheets and adjusted to its estimated maximum redemption amount at each balance sheet date.  As a result, adjustments to the redeemable noncontrolling interest are offset by a deemed dividend to the minority shareholders recognized in Additional paid-in capital.  Refer to Note 14, "Redeemable Noncontrolling Interest" for further information on the accounting of the redeemable noncontrolling interest.

Accumulated Other Comprehensive Income (Loss)

The changes in Accumulated other comprehensive income (loss) by component are as follows:

In thousands	Pension and Postretirement Benefit Plans	Cumulative Translation Adjustments	Total
December 31, 2014	$(30,959)	$(28,205)	$(59,164)
Other comprehensive income (loss) before reclassifications	(267)	(26,881)	(27,148)
Amounts reclassified out of accumulated comprehensive income (loss)	267	—	267
Net current period other comprehensive income (loss)	—	(26,881)	(26,881)
September 30, 2015	$(30,959)	$(55,086)	$(86,045)

Amounts presented in Other comprehensive income (loss) before reclassifications are net of tax.  For the nine months ended September 30, 2015, the Company did not record any income tax expense for pension and postretirement benefit plans and cumulative translation adjustments.

Amounts reclassified out of Accumulated other comprehensive income (loss) are as follows:

In thousands	Nine Months Ended September 30, 2015	Nine Months Ended September 27, 2014
Pension and other postretirement benefit plans:
Net amortization of actuarial gains (losses)	$269	$3
Curtailment / settlement gain (loss)	—	—
Total reclassifications, before tax	269	3
Income tax (provision) benefit	(2)	(2)
Total reclassifications, net of tax	$267	$1

Amounts associated with pension and postretirement benefit plans reclassified from Accumulated other comprehensive income (loss) are recorded within Selling, general and administrative expenses on the Consolidated Statements of Comprehensive Income (Loss).  The components are included in the computation of net periodic benefit cost.

Note 16.  Special Charges

As part of our business strategy, the Company incurs amounts related to corporate-level decisions or actions by the Board of Directors.  These actions are primarily associated with initiatives attributable to acquisition integration, restructuring and realignment of manufacturing operations and management structures as well as the pursuit of certain transaction opportunities when applicable.  In addition, the Company evaluates its long-lived assets for impairment whenever events or changes in circumstances including the aforementioned, indicate that the carrying amounts may not be recoverable.  These amounts are included in Special charges, net in the Consolidated Statements of Comprehensive Income (Loss).

A summary for each respective period is as follows:
In thousands	Nine Months Ended September 30, 2015	Nine Months Ended September 27, 2014
Restructuring and plant realignment costs	$3,532	$10,246
Acquisition and integration - Fiberweb	3,907	10,106
Acquisition and integration - Providência	3,797	19,227
Acquisition and integration - Dounor	1,076	20
Goodwill impairment	—	6,851
Other charges	11,442	1,418
Total special charges, net	$23,754	$47,868

Restructuring and Plant Realignment Costs

The Company incurs costs associated with restructuring initiatives intended to result in improved operating performance, profitability and working capital levels. Actions associated with these initiatives include reducing headcount, improving manufacturing productivity, realignment of management structures, reducing corporate costs and rationalizing certain assets, businesses and employee benefit programs. Amounts incurred for the current and prior period primarily relate to cost improvement initiatives associated with the acquisition and integration of Fiberweb. In addition, the Company incurs costs associated with less significant ongoing restructuring initiatives resulting from the continuous evaluation of opportunities to optimize manufacturing facilities and manufacturing processes. Costs associated with these initiatives primarily relate to professional and consulting fees.

    Acquisition and Integration Expenses

The Company incurs various acquisition-related costs associated with business combinations.  These costs, such as investment banking, legal, accounting, valuation and other professional fees, are not considered part of the fair value exchange between a buyer and seller for the acquired business.  Rather, they are separate transactions that are expensed as incurred or when the service is received.  In addition, the Company incurs costs associated with integration-related activities.  These costs are focused on integrating acquired businesses into the existing operations and underlying processes of the Company.  The Company records these amounts within Special charges, net in the Consolidated Statements of Comprehensive Income (Loss).  The Company also incurs costs associated with the financing of business combinations.  A majority of these costs have been capitalized as intangible assets on the Consolidated Balance Sheets and amortized over the term of the loan to which such costs relate.  The remainder, if any, are recorded within Debt modification and extinguishment costs in the Consolidated Statements of Comprehensive Income (Loss).

Goodwill Impairment

Goodwill is tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the asset may be less than the carrying amount of the asset.  In association with the acquisition of Providência, the Company realigned its reportable segments during the third quarter of 2014 to reflect its new organizational structure and business focus.  The Company reviewed the recoverability of goodwill at several reporting units impacted by the reorganization and determined that amounts allocated to the Argentina/Colombia reporting unit were impaired.  As a result, the Company recorded a non-cash impairment charge of $6.9 million during the nine months ended September 27, 2014.

Other Charges

In general, other charges consist primarily of expenses related to the Company’s pursuit of other business opportunities.  The Company reviews its business operations on an ongoing basis in light of current and anticipated market conditions and other factors and, from time to time, may undertake certain actions in order to optimize overall business, performance or competitive position.  To the extent any such decisions are made, the Company would likely incur costs associated with such actions, which could be material.  Other charges also include various corporate-level initiatives and most recently, the relocation of the Nanhai, China manufacturing facility and costs related to the Company's aborted initial public offering.

Restructuring Reserve

Amounts accrued for Restructuring and Plant Realignment costs are included in Accounts payable and accrued liabilities in the Consolidated Balance Sheets.  Changes in the Company's reserves for the respective periods presented are as follows:

In thousands	North America	South America	Europe	Asia	Corporate	Total
December 31, 2014	$598	$1,145	$1,718	$39	$180	$3,680
Additions	247	238	2,990	64	(7)	3,532
Acquisitions	—	—	—	—	—	—
Cash payments	(696)	(1,188)	(3,371)	(103)	(173)	(5,531)
Adjustments	—	(109)	(20)	—	—	(129)
September 30, 2015	$149	$86	$1,317	$—	$—	$1,552

The Company accounts for its restructuring programs in accordance with ASC 712, "Compensation - Non-retirement Postemployment Benefits" ("ASC 712") and ASC 420, "Exit of Disposal Cost Obligations" ("ASC 420").  Costs incurred for the respective periods presented primarily consisted of employee separation and severance expenses.  Programs in existence prior to the acquisition of Fiberweb are substantially complete as of September 30, 2015.  As a result of the acquisition of Fiberweb, the Company has initiated a restructuring program to integrate and optimize the combined footprint.  Total projected costs for these programs are expected to approximate $16.0 million and are substantially complete as of September 30, 2015.  Cost incurred since the date of acquisition of Fiberweb total $13.5 million.

A summary of special charges by reportable segment is as follows:

In thousands	Restructuring and Plant Realignment Costs	Acquisition and Integration Costs	Other Special Charges	Total Special Charges, Net
For the nine months ended September 30, 2015
North America	$247	$705	$257	$1,209
South America	238	1,193	4	1,435
Europe	2,990	1,223	81	4,294
Asia	64	—	2,743	2,807
Corporate	(7)	5,659	8,357	14,009
Total	$3,532	$8,780	$11,442	$23,754

For the nine months ended September 27, 2014
North America	$687	$2,253	$922	$3,862
South America	379	2,277	6,851	9,507
Europe	9,041	904	(8)	9,937
Asia	—	—	211	211
Corporate	139	23,919	293	24,351
Total	$10,246	$29,353	$8,269	$47,868

Note 17.  Other Operating, Net

Transactions that are denominated in a currency other than an entity's functional currency are subject to changes in exchange rates with the resulting gains and losses recorded within current earnings.  The Company includes gains and losses related to receivables and payables as well as the impacts of other operating transactions as a component of Operating income (loss).

Amounts associated with these components for the respective periods are as follows:

In thousands	Nine Months Ended September 30, 2015	Nine Months Ended September 27, 2014
Foreign currency gains (losses)	$5,649	$(5,079)
Other operating income (expense)	1,124	2,421
Total	$6,773	$(2,658)

Note 18.  Foreign Currency and Other, Net

Transactions that are denominated in a currency other than an entity's functional currency are subject to changes in exchange rates with the resulting gains and losses recorded within current earnings.  The Company includes gains and losses related to intercompany loans and third-party debt as well as other non-operating activities (primarily factoring fees and the gain or loss on the sale of assets) as a component of Other income (expense).

Amounts associated with these components for the respective periods are as follows:

In thousands	Nine Months Ended September 30, 2015	Nine Months Ended September 27, 2014
Foreign currency gains (losses)	$(84,664)	$(21,676)
Other non-operating income (expense)	(2,175)	10,050
Total	$(86,839)	$(11,626)

On January 27, 2014, the Company entered into a series of financial instruments with a third-party financial institution used to minimize foreign exchange risk on the future consideration to be paid for the Providência Acquisition and the Mandatory Tender Offer.  The primary financial instrument was related to the Providência Acquisition and consisted of a foreign exchange forward contract with an aggregate notional amount equal to the estimated purchase price.  At September 30, 2015, the two remaining financial instruments outstanding relate to foreign exchange call options associated with the Mandatory Tender Offer and the deferred portion of the consideration paid for the Providência Acquisition, both of which expire on January 28, 2019.  As the nature of these transactions relate to non-operating notional amounts, changes in fair value are included in other non-operating income (expense) in the respective period.  The Company realized a gain of $16.5 million during the nine months ended September 27, 2014 associated with the changes in fair value of these financial instruments.  The amount associated with the remaining financial instruments recognized during the nine months ended September 30, 2015 was a loss of $3.4 million.

Note 19.  Commitments and Contingencies

The Company is involved from time to time in various litigations, claims and administrative proceedings arising out of the ordinary conduct of its business.  Amounts recorded for identified contingent liabilities are estimates, which are reviewed periodically and adjusted to reflect additional information when it becomes available.  Subject to the uncertainties inherent in estimating future costs for contingent liabilities, management believes that any liability which may result from these legal matters would not have a material adverse effect on the Company's business or financial condition.

Redemption of Senior Notes

On September 4, 2015, AVINTIV Specialty Materials issued a conditional notice of its election to redeem all of its outstanding senior notes (the “Redemption”), consisting of $304.0 million aggregate principal amount of 7.75% Senior Secured Notes due 2019 and $210.0 million aggregate principal amount of 6.875% Senior Unsecured due 2019.  The obligation to effect the Redemption and to pay the redemption price is conditioned upon the closing of the Berry Merger and by the receipt by the Company of a portion of the proceeds from the Berry Merger in an amount sufficient to pay the Redemption Price (the "Condition”).  The outstanding senior notes will be redeemed on October 5, 2015 or such later date as the Condition is satisfied or waived (the “Redemption Date”).  The Senior Secured Notes will be redeemed by AVINTIV Specialty Materials at a redemption price of 103.875% of the aggregate principal amount, plus accrued and unpaid interest to, but excluding, the Redemption Date.  The Senior Unsecured Notes will be redeemed by AVINTIV Specialty Materials at a redemption price of 100.000% of the aggregate principal amount, plus accrued and unpaid interest to, but excluding, the Redemption Date.  In addition, AVINTIV Specialty Materials will pay the Applicable Premium plus Additional Interest (as such term is defined in the indenture governing the Senior Unsecured Notes), if any, to, but excluding, the Redemption Date.

Equipment Lease Agreement

In the third quarter of 2011, the Company's state-of-the-art spunmelt line in Waynesboro, Virginia commenced commercial production. The plant expansion increased capacity to meet demand for nonwoven materials in the hygiene and healthcare applications in the U.S.  The line was principally funded by a seven year equipment lease with a capitalized cost of $53.6 million.  From the commencement of the lease to its fourth anniversary date, the Company will make annual lease payments of $8.3 million.  From the fourth anniversary date to the end of the lease term, the Company's annual lease payments may change, as defined in the lease agreement.  The aggregate future lease payments under the agreement, subject to adjustment, are expected to approximate $58 million.  The lease includes covenants, events of default and other provisions that requires the Company to maintain certain financial ratios and other requirements.

In accordance with the equipment lease agreement, the Company has the right to acquire the leased equipment for a stated amount in the contract at two specific dates during the lease term.  At either date, the Company has the option to purchase all (but not less than all) of the lease assets for an amount equal to the greater of: (i) the stated percentage of the lease amount along with all rent, taxes and other amounts due under the lease through the early buy-out date; and (ii) the then fair market value of the leased equipment.  On July 22, 2015, the Company exercised its right under the agreement and notified the lessor of its intention to acquire the leased assets.  Per the agreement, the early buy-out cost was determined to be $32.7 million (the then fair market value of the leased equipment) which is expected to be paid during the fourth quarter of 2015.

Redeemable Noncontrolling Interest

In connection with the Providência Acquisition, as required by Brazilian law, PGI Acquisition Company filed the Mandatory Tender Offer registration request with the CVM in order to launch, after its approval, a tender offer to acquire all of the remaining outstanding capital stock of Providência from the minority shareholders.  Once the Mandatory Tender Offer is approved and launched, the minority shareholders will have the right, but not the obligation, to sell their remaining outstanding capital stock of Providência.  Given such right of the minority shareholders, the Company determined that ASC 480 requires the noncontrolling interest to be presented as mezzanine equity on the Consolidated Balance Sheets and adjusted to its estimated maximum redemption amount at each balance sheet date.

On September 11, 2015, after final approval of the CVM, PGI Acquisition Company launched the Mandatory Tender Offer.    The price per share offered to be paid to the minority shareholders is substantially the same as the price per share paid to the selling shareholders upon acquisition of control of Providência, including a portion allocated to deferred purchase price and escrow.  In addition, the minority shareholders have the opportunity to elect an alternative price structure with no deferred purchase price or escrow.  Prior to the launch, minority shareholders holding approximately 74% of the total shares held by all minority shareholders entered into a tender offer participation agreement pursuant to which they agreed to accept the alternative price structure.  Refer to Note 14, "Redeemable Noncontrolling Interest" for further information on the accounting of the redeemable noncontrolling interest.

Providência Tax Claims

In connection with the acquisition of Providência, the Company is party to the Providência Tax Claims.  The Providência Tax Claims relate to two tax deficiency notices received in August and November 2013 relating to Providência's 2007 and 2008 tax filings.  At the Providência Acquisition Date and at each subsequent reporting period, the Company evaluated whether the Providência Tax Claims qualified for recognition and determined it was more likely than not that Providência's position would be sustained upon challenge by the the Brazilian courts.  This determination was based on advice received from the Company's Brazilian legal counsel.  Therefore, the Company did not record an uncertain tax position liability for this matter.

At the Providência Acquisition Date, the Deferred Purchase Price was $47.9 million.  If the Providência Tax Claims are resolved in the Company's favor, the Deferred Purchase Price will be paid to the selling shareholders.  However, if the Company or Providência incur actual tax liability in respect to the Providência Tax Claims, the amount of Deferred Purchase Price owed to the selling shareholders will be reduced by the amount of such actual tax liability.  At September 30, 2015, the remeasured and accreted balance of the Deferred Purchase Price was $30.5 million.  Based on the Company's estimate, the resolution of the Providência Tax Claims is expected to take longer than a year. Refer to Note 4, "Acquisitions" for further information on the accounting of the Deferred Purchase Price and the Providência Tax Claims.

Financing Obligation

As a result of the Fiberweb Acquisition, the Company acquired a manufacturing facility in Old Hickory, Tennessee, the assets of which included a utility plant used to generate steam for use in its manufacturing process.  Upon completion of its construction in 2011, the utility plant was sold to a unrelated third-party and subsequently leased back by Fiberweb for a period of 10 years.  The Company accounted for this transaction as a direct financing lease, recognizing the assets as part of property, plant and equipment and a related financing obligation as a long-term liability.  Cash payments to the lessor are allocated between interest expense and amortization of the financing obligation.  At the end of the lease term, the Company will recognize the sale of the utility plant, however, no gain or loss will be recognized as the financing obligation will equal the expected carrying value of the assets.  At September 30, 2015, the outstanding balance of the financing obligation was $17.1 million, which is included in Other noncurrent liabilities in the Consolidated Balance Sheets.

 Environmental

The Company is subject to a broad range of federal, foreign, state and local laws and regulations relating to pollution and protection of the environment.  The Company believes that it is currently in substantial compliance with applicable environmental requirements and does not currently anticipate any material adverse effect on its operations, financial or competitive position as a result of its efforts to comply with environmental requirements.  Some risk of environmental liability is inherent, however, in the nature of the Company’s business and, accordingly, there can be no assurance that material environmental liabilities will not arise.

Note 20.  Segment Information

The Company is a leading global innovator and manufacturer of specialty materials, primarily focused on the production of nonwoven products.  The Company operates through four operating segments, which represent its four reportable segments: North America, South America, Europe and Asia, with the main source of revenue being the sales of primary and intermediate products to consumer and industrial markets.  The Company has one major customer, Procter & Gamble, which accounts for approximately 11% of its business, the loss of which would have a material adverse impact on reported financial results.  Sales to this customer are reported within each of the reportable segments.

 Segment information is based on the “management” approach which designates the internal reporting used by management for making decisions and assessing performance.  The Company manages its business on a geographic basis, as each region provides similar products and services.  The reportable segments are consistent with the manner in which financial information is disaggregated for internal review and decision making.  The accounting policies of the reportable segments are the same as those described in Note 3, “Summary of Significant Accounting Policies” of the Notes to the Company's 2014 Consolidated Financial Statements.  Intercompany sales between the segments are eliminated.

Financial data by reportable segment is as follows:
In thousands	Nine Months Ended September 30, 2015	Nine Months Ended September 27, 2014
Net sales:
North America	$610,000	$603,214
South America	269,533	204,954
Europe	347,964	409,037
Asia	131,439	143,290
Total	$1,358,936	$1,360,495

Operating income (loss):
North America	$86,831	$63,427
South America	39,726	3,248
Europe	26,069	12,703
Asia	12,471	10,927
Unallocated Corporate	(47,719)	(36,742)
Eliminations	483	(177)
Subtotal	117,861	53,386
Special charges, net	(23,754)	(47,868)
Total	$94,107	$5,518

Depreciation and amortization expense:
North America	$38,271	$35,988
South America	16,908	13,068
Europe	14,233	21,034
Asia	16,963	16,343
Unallocated Corporate	2,801	(2,115)
Subtotal	89,176	84,318
Amortization of loan acquisition costs	4,763	3,970
Total	$93,939	$88,288

Capital spending:
North America	$28,534	$23,079
South America	3,754	7,223
Europe	11,853	8,420
Asia	6,131	12,618
Corporate	3,087	2,469
Total	$53,359	$53,809

In thousands	September 30, 2015	December 31, 2014
Division assets:
North America	$824,871	$819,133
South America	386,051	536,140
Europe	362,014	304,879
Asia	241,465	261,172
Corporate	79,958	113,849
Total	$1,894,359	$2,035,173

The Company serves customers focused on personal care, infection prevention and high performance solutions, where our products are critical components used in a broad array of consumer and commercial products.  Products within each of these three applications are as follows:

•	Personal Care - Specialty materials used for hygiene, dryer sheets and personal wipes products

•	Infection Prevention - Specialty materials used for healthcare, filtration and disinfectant wipes products

•	High Performance Solutions - Specialty materials used for Building & Construction/Geosynthetics & Agriculture, industrial wipes, filtration, and various other applications

Net sales by key application is as follows:

In thousands	Nine Months Ended September 30, 2015	Nine Months Ended September 27, 2014
Personal Care	$692,397	$625,204
Infection Prevention	242,704	257,193
High Performance Solutions	423,835	478,098
Total	$1,358,936	$1,360,495

Note 21.  Certain Relationships and Related Party Transactions

In connection with the Blackstone Merger, Holdings entered into a shareholders agreement (the “Shareholders Agreement”) with Blackstone and certain members of the Company's management.  The Shareholders Agreement governs certain matters relating to ownership of the Company, including with respect to the election of directors of our parent companies, restrictions on the issuance or transfer of shares, including tag-along rights and drag-along rights, other special corporate governance provisions and registration rights (including customary indemnification provisions).  Each party to the Shareholders Agreement also agrees to vote all of its voting securities, whether at a shareholders meeting, or by written consent, in the manner which Blackstone directs, except that an employee shareholder shall not be required to vote in favor of any changes to the organizational documents of the Company that would have a disproportionate adverse effect on the terms of such employee shareholder's shares of Common Stock relative to other shareholders.  Each employee shareholder also grants to the Chief Executive Officer of the Company a proxy to vote all of the securities owned by such employee shareholder in the manner described in the preceding sentence.  As of September 30, 2015, the Board of Directors of the Company includes one Blackstone member, five outside members and the Company’s Chief Executive Officer as an employee director.  Furthermore, Blackstone has the power to designate all of the members of the Board of Directors of the Company and the right to remove any or all directors that it appoints, with or without cause.

Advisory Agreement

Upon the completion of the Blackstone Merger, AVINTIV Specialty Materials became subject to a transaction and fee advisory agreement (“Advisory Services Agreement”) with Blackstone Management Partners V L.L.C. (“BMP”), an affiliate of Blackstone.  Under the Advisory Services Agreement, BMP (including through its affiliates) has agreed to provide certain monitoring, advisory and consulting services for an annual non-refundable advisory fee, to be paid at the beginning of each fiscal year, equal to the greater of (i) $3.0 million or (ii) 2.0% of AVINTIV Specialty Materials' consolidated EBITDA (as defined under the credit agreement governing our ABL Facility) for the immediately preceding fiscal year.  The amount of such fee shall be initially paid based on AVINTIV Specialty Materials' then most current estimate of the Company’s projected EBITDA amount for the fiscal year immediately preceding the date upon which the advisory fee is paid.  After completion of the fiscal year to which the fee relates and following the availability of audited financial statements for such period, the parties will recalculate the amount of such fee based on the actual consolidated EBITDA for such period and AVINTIV Specialty Materials or BMP, as applicable, shall adjust such payment as necessary based on the recalculated amount.  Since the Blackstone Merger until fiscal 2014, the Company's advisory fee has been $3.0 million, which is paid at the beginning of each year.  However, as a result of actual Consolidated EBITDA for the fiscal year ended December 31, 2014, the Company's advisory fee was adjusted to $5.2 million and was paid in December 2014.  The amount is included in Selling, general and administrative expenses in the Consolidated Statements of Comprehensive Income (Loss) in their respective periods.

In addition, in the absence of an express agreement to provide investment banking or other financial advisory services to AVINTIV Specialty Materials, and without regard to whether such services were provided, BMP will be entitled to receive a fee equal to 1.0% of the aggregate transaction value upon the consummation of any acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including an initial public offering of equity securities), financing or similar transaction by AVINTIV Specialty Materials.  The fee associated with the Fiberweb transaction totaled $2.5 million and was paid in December 2013.  The fee associated with the Providência Acquisition totaled $5.3 million and was paid in October 2014.  These amount are included in Special charges, net in the Consolidated Statements of Comprehensive Income (Loss).

At any time in connection with or in anticipation of a change of control of AVINTIV Specialty Materials, a sale of all or substantially all of AVINTIV Specialty Materials' assets or an initial public offering of common equity of AVINTIV Specialty Materials or the parent entity of AVINTIV Specialty Materials or their successors, BMP may elect to receive, in consideration of BMP’s role in facilitating such transaction and in settlement of the termination of the services, a single lump sum cash payment equal to the then-present value of all then-current and future annual advisory fees payable under the Advisory Services Agreement, assuming a hypothetical termination date of the Advisory Service Agreement to be the twelfth anniversary of such election.  The Advisory Service Agreement will continue until the earlier of the twelfth anniversary of the date of the agreement or such date as AVINTIV Specialty Materials and BMP may mutually determine.  AVINTIV Specialty Materials will agree to indemnify BMP and its affiliates, directors, officers, employees, agents and representatives from and against all liabilities relating to the services contemplated by the transaction and advisory fee agreement and the engagement of BMP pursuant to, and the performance of BMP and its affiliates of the services contemplated by, the Advisory Services Agreement.

Other Relationships and Transactions

An affiliate of Blackstone, the Blackstone Group International Partners, LLP (“BGIP”), provided certain financial advisory services to AVINTIV Specialty Materials in connection with the acquisition of Fiberweb.  AVINTIV Specialty Materials reimbursed BGIP for its reasonable documented expenses, and agreed to indemnify BGIP and related persons against certain liabilities arising out of its engagement.

Blackstone and its affiliates have ownership interests in a broad range of companies.  The Company has entered into commercial transactions in the ordinary course of our business with some of these companies, including the sale of goods and services and the purchase of goods and services.

Under our Restated Articles of Incorporation, the Company's directors do not have a duty to refrain from engaging in similar business activities as the Company or doing business with any client, customer or vendor of the Company engaging in any other corporate opportunity that the Company has any expectancy or interest in engaging in.  The Company has also waived, to the fullest extent permitted by law, any expectation or interest or right to be informed of any corporate opportunity, and any director acquiring knowledge of a corporate opportunity shall have no duty to inform the Company of such corporate opportunity.

Note 22.  Subsequent Events

The Company has evaluated subsequent events through November 20, 2015, which is the date the financial statements were available to be issued.

Completion of Berry Merger

On October 1, 2015, pursuant to the terms of an Agreement and Plan of Merger, the Company completed the Berry Merger whereby the Company became a wholly-owned subsidiary of Berry Plastics.  In connection with the completion of the Berry Merger, AVINTIV Specialty Materials terminated the following agreements:

•
Term Loans.  On October 1, 2015, AVINTIV Specialty Materials repaid in full, canceled and terminated the Term Loans, inclusive of the First Incremental Amendment and the Second Incremental Amendment.  In connection with such termination, all liens previously granted by AVINTIV Specialty Materials to the administrative agent and collateral agent for the benefit of the secured parties under the Term Loans were fully released.

•
Senior Secured Notes.  On October 5, 2015, AVINTIV Specialty Materials redeemed in full the 7.75% Senior Secured Notes due 2019.  The Senior Secured Notes were redeemed at a redemption price of 103.875% of the aggregate principal amount, plus accrued and unpaid interest to, but excluding, October 5, 2015.  As a result, AVINTIV Specialty Materials prompted a satisfaction and discharge of its obligations with respect to the Senior Secured Notes under the indenture governing the Senior Secured Notes effective as of October 1, 2015.  The trustee under the indenture governing the Senior Secured Notes released all liens and other interests in any collateral securing the Senior Secured Notes effective October 1, 2015.

•
Senior Unsecured Notes.  On October 5, 2015, AVINTIV Specialty Materials redeemed in full the 6.875% Senior Unsecured Notes due 2019.  The Senior Unsecured Notes were redeemed at a redemption price of 100.000% of the aggregate principal amount, plus accrued and unpaid interest to, but excluding, October 5, 2015.  In addition, AVINTIV Specialty Materials paid the Applicable Premium plus Additional Interest (as such term is defined in the indenture governing the Senior Unsecured Notes), to, but excluding, October 5, 2015.  In addition, AVINTIV Specialty Materials prompted a satisfaction and discharge of its obligations with respect to the Senior Unsecured Notes under the indenture governing the Senior Unsecured Notes effective as of October 1, 2015.  The trustee under the indenture governing the Senior Unsecured Notes released all liens and other interests in any collateral securing the Senior Unsecured Notes effective October 1, 2015.

•
ABL Facility.  On October 1, 2015, AVINTIV Specialty Materials repaid in full, canceled and terminated the ABL Facility, as amended.  In connection with such termination, all liens previously granted by AVINTIV Specialty Materials to the administrative agent and collateral agent for the benefit of the secured parties under the ABL Facility were fully released.

Pursuant to the terms of the Agreement and Plan of Merger, holders of issued and outstanding shares of common stock of AVINTIV Inc. received aggregate cash merger consideration of approximately $2.45 billion, subject to certain adjustments for working capital and capital expenditures, cash, the amount of the Company’s funded indebtedness, transaction expenses incurred by the Company, the value of the shares of capital stock of Providência which were not owned by the Company and the amount necessary to cancel and terminate the Company’s options, stock appreciation rights and restricted stock units.

Mandatory Tender Offer Completion

As required by Brazilian law, a tender offer to acquire up to all of the remaining outstanding shares of a company with the intention to cancel its registration as a public company and de-list its shares from public trading is effected by means of an auction.  On October 13, 2015, PGI Acquisition Company completed the required auction to acquire the remaining 28.75% of the outstanding capital stock of Providência that is currently held by the minority shareholders at the alternative price structure (10.59 Brazilian Real per share).  Following the auction, PGI Acquisition Company owns approximately 99.50% of the total outstanding capital stock of Providência and can (1) cancel their registration as a public company and (2) remove their share from public market.  Pursuant to Brazilian law, if 5% or less of the minority shareholders remain, a general shareholders meeting of PGI Acquisition Company can decide to redeem the remaining outstanding capital stock at the same agreed-upon price in the Mandatory Tender Offer.  The general shareholders meeting was held on October 30, 2015 whereby PGI Acquisition Company approved the redemption of the remaining outstanding shares.

Financing Obligation Purchase

Subsequent to the Berry Merger, the Company entered into an agreement to purchase fixed assets associated with its manufacturing facility in Old Hickory, Tennessee.  The assets were previously sold to an unrelated third-party and leased back by the Company for a period of 10 years.  The original transaction was accounted for as a direct financing lease whereby the fixed assets were recognized as part of property, plant and equipment with a related financing obligation as a long-term liability.  Prior to the lease term expiration in 2021, the Company paid $18.5 million to purchase the fixed assets and terminate the existing lease agreement.  As a result, the Company de-recognized the outstanding balance of the financing obligation and adjusted the carrying amount of the fixed assets by the difference between the purchase price paid and financing obligation.

Termination of Factoring Agreement

Subsequent to the Berry Merger, the Company terminated its U.S. based accounts receivable factoring agreement effective October 1, 2015.  The program allowed the ownership transfer of eligible trade accounts receivable, without recourse or discount, to a third-party financial institution in exchange for cash.  The maximum amount of outstanding advances at any one time was $20.0 million, which limitation was subject to change based on the level of eligible receivables, restrictions on concentrations of receivables and the historical performance of the receivables sold.

Refinance of Equipment Lease

Subsequent to the Berry Merger, the Company entered into an agreement to refinance the equipment lease associated with its manufacturing facility in Waynesboro, Virginia.  The leased equipment was expected to be purchased under the second of two early buy-out provisions in the original contract and paid during the fourth quarter of 2015.  Under the terms of the new lease agreement, the Company is required to make monthly lease payments over a six year period.  Annual lease payments, in aggregate, total $5.5 million.  In addition, the Company has the right to acquire the leased equipment for a stated amount in the contract after 44 lease payments.